Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:
MUTUALFIRST FINANCIAL, INC.
David W. Heeter
(765) 747-2880

Release Date:	February 28, 2018

MUTUALFIRST FINANCIAL, INC. ANNOUNCES COMPLETION OF MERGER WITH UNIVERSAL BANCORP

Combination Expands MutualFirst's Presence into Central and Southern Indiana
Creates Community Bank with $2 Billion of Assets

Muncie, IN – MutualFirst Financial, Inc. (Nasdaq: MFSF) ("MutualFirst") of Muncie, Indiana, the parent corporation of MutualBank, announced that its merger with Universal Bancorp, Bloomfield, Indiana, and its subsidiary BloomBank was completed today. As a result of the merger, each share of Universal Bancorp common stock will be exchanged for 15.6 shares of MutualFirst common stock and $250.00 in cash.

The merger is expected to be accretive to MutualFirst's earnings per share in 2018 and with cost savings fully implemented in 2019 the accretion is projected to be approximately 13%. The tangible book value dilution at closing of 3.1% is expected to be earned back in approximately 2.2 years using the "crossover" method. Key transaction assumptions include a gross loan credit mark of $4.4 million and MutualFirst expects to realize 25% cost savings on BloomBank's non-interest expense.

"We are looking forward to the next step and the benefits that are expected from integrating the two companies" said David W. Heeter, President and Chief Executive Officer of MutualFirst. "Merging with Universal is a very beneficial transaction that will enable us to increase the value of the franchise for the benefit of our shareholders. We will continue to pursue all strategies available to maintain and improve financial performance in order to maximize shareholder value."

William B. McNeely, President of Universal noted, "We are pleased to join with a partner like MutualFirst that shares our commitment to community banking. The larger size of the combined company will benefit our customers and communities with a broader array of products and services.  We are very pleased to find a partner who we think is a mirror image of BloomBank in its commitment to community, customers and staff."

As a result of the merger, MutualFirst now has consolidated assets of $2 billion and 40 branch offices located throughout Indiana.

Keefe Bruyette &Woods served as financial advisor to MutualFirst, and Silver, Freedman, Taff & Tiernan LLP served as legal counsel. Boenning & Scattergood, Inc. served as financial advisor and rendered a fairness opinion to Universal, and SmithAmundsen served as legal counsel.

About MutualFirst Financial, Inc.

MutualFirst Financial, Inc. is the holding company for MutualBank. MutualBank is an Indiana-chartered commercial bank that was originally organized in 1889. MutualBank conducts business from its headquarters and main office in Muncie, Indiana as well as 27 additional full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph, Wabash and Allen Counties in Indiana.  MutualBank also has a loan production office in New Buffalo, Michigan and MutualWealth, its trust and wealth management arm, has offices in Fishers and Crawfordsville, Indiana.

About Universal Bancorp

Universal Bancorp is the holding company for BloomBank. BloomBank is headquartered in Bloomfield, Indiana and has provided community banking services to customers since 1873.  BloomBank currently operates 13 full-service locations in Central and Southern Indiana.

Forward-Looking Statements

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to MutualFirst and Universal, or other effects of the proposed merger on MutualFirst and Universal. These forward-looking statements include statements with respect to MutualFirst's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond MutualFirst's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by MutualFirst with the SEC and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: difficulties and delays in integrating the Universal business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which MutualFirst and Universal conduct their operations; general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of MutualFirst's loan, investment and mortgage-backed securities portfolios, changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting MutualFirst's operations, markets, products, services and fees; and the success of MutualFirst at managing the risks involved in the foregoing.

MutualFirst does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of MutualFirst to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to MutualFirst's business, you are encouraged to review MutualFirst's filings with the SEC, including its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

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